EXHIBIT 10.14



                            MOCON INCENTIVE PAY PLAN


              RESOLUTION OF THE MOCON, INC. COMPENSATION COMMITTEE

     WHEREAS, the current MOCON Incentive Pay Plan covering 1999 and future years was adopted on January 11, 1999; and

     WHEREAS, the Company has made acquisitions since the adoption of the current Incentive Pay Plan, and it has been determined that it is desirable to modify the Incentive Pay Plan for 2003 and future years.

     NOW, THEREFORE, be it hereby resolved, that the MOCON Incentive Pay Plan for 2003 and subsequent years is as set forth in the following provisions, with the proviso that these provisions shall be reviewed and modified by the Compensation Committee as considered necessary;

     1) This Incentive Pay Plan (the "Plan") covers employees of MOCON, Inc. and its subsidiaries who do not have a variable compensation component based on sales.

     2) The incentive as a percentage of salary at goal for all MOCON, Inc. officers will be determined by the Compensation Committee; the actual incentive paid will be based on the percentage of goal achieved, up to a maximum of one hundred fifty percent.

     3) The profit goal amounts for the CEO and all other MOCON, Inc. officers will be determined annually by the Compensation Committee.

     4) The incentive as a percentage of salary at goal for all participants in this Plan who are not an officer of MOCON, Inc. will be determined by the CEO; the actual incentive paid will be based on the percentage of goal achieved, up to a maximum of one hundred fifty percent.

     5) The goals for all non-MOCON, Inc. officer Company employees will be determined by the CEO.

     6) The incentives, if any, for the CEO and all other MOCON, Inc. officers who are not in charge of specific business units, will be paid annually on or before March 15th of the year following the end of each Plan year. The frequency and timing of the incentive payments for all other participants in this Plan will be determined by the CEO.

     7) The combined total of all incentives paid each year under this Plan to the CEO, other MOCON, Inc. officers, and all participants who are not officers of MOCON, Inc. shall not exceed eleven percent of the Company's consolidated actual net income before income taxes and before incentives for the year to which the incentives relate. If the total of all incentives, before adjustment, exceeds eleven percent, the total annual incentive amounts for all employees will be reduced, on a pro rata basis, to the extent necessary to meet the eleven percent limit.


Effective date:  January 1, 2003


                                       COMPENSATION COMMITTEE



                                       By:  /s/ Paul L. Sjoquist
                                          --------------------------------
                                            Paul L. Sjoquist


                                       By:  /s/ J. Leonard Frame
                                          --------------------------------
                                            J. Leonard Frame